The Prudential Investment Portfolios, Inc.
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, NJ 07102-4077





December 23, 2011
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

	Re:	Rule 24f-2 Notice for The Prudential
Investment Portfolios, Inc.
		File Nos. 33-61997 and 811-07343

	On behalf of The Prudential Investment
Portfolios, Inc., enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-1220.


Very truly yours,
/s/ M. Sadiq Peshimam
M. Sadiq Peshimam
Assistant Treasurer